Fundamental Investors, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$224,283
Class B	$2,888
Class C	$6,562
Class F1	$28,658
Class F2	$5,917
Total	$268,308
Class 529-A	$5,369
Class 529-B	$211
Class 529-C	$719
Class 529-E	$191
Class 529-F1	$245
Class R-1	$403
Class R-2	$1,964
Class R-3	$10,713
Class R-4	$12,181
Class R-5	$11,257
Class R-6	$6,088
Total	$49,341

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2400
Class B	$0.1157
Class C	$0.1113
Class F1	$0.2388
Class F2	$0.2800
Class 529-A	$0.2324
Class 529-B	$0.1019
Class 529-C	$0.1051
Class 529-E	$0.1866
Class 529-F1	$0.2674
Class R-1	$0.1173
Class R-2	$0.1133
Class R-3	$0.1896
Class R-4	$0.2380
Class R-5	$0.2858
Class R-6	$0.2934

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	929,539
Class B	23,390
Class C	58,855
Class F1	120,610
Class F2	22,079
Total	1,154,473
Class 529-A	23,795
Class 529-B	1,965
Class 529-C	7,004
Class 529-E	1,049
Class 529-F1	968
Class R-1	3,589
Class R-2	17,414
Class R-3	57,237
Class R-4	53,946
Class R-5	40,086
Class R-6	22,041
Total	229,094

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.00
Class B	$29.93
Class C	$29.90
Class F1	$29.99
Class F2	$30.00
Class 529-A	$29.98
Class 529-B	$29.97
Class 529-C	$29.96
Class 529-E	$29.96
Class 529-F1	$29.96
Class R-1	$29.90
Class R-2	$29.89
Class R-3	$29.95
Class R-4	$29.96
Class R-5	$30.01
Class R-6	$30.00